Re-Capitalization
                                       Of
                                 ANYTHING, INC.

                                 August 19, 1998

Banyan Corporation hereby proposes the following plan of re-capitalization of Anything, Inc. (hereafter "Anything");

1. Issued additional Class A common stock on a pro rata basis to Anything shareholders of record August 21, 1998, so that the total number of shares outstanding in Anything is 500,000.

2. Issue Options to purchase 500,000 shares of Class A common stock of Anything at $1.00. Said Options shall be distributed on a pro rata basis to Anything shareholders of record August 20, 1998, and shall expire February 29, 2000.

3. Sell 1,000,000 shares of Anything to Banyan Corporation for consideration comprising of 200,000 shares of Banyan Corporation Class A common stock, issued under Rule 144, at time of closing and Options, at time of closing, to purchase additional shares of Banyan Corporation Class A common stock (Rule 144) as follows:

100,000 shares @ $.50   Expires February 28,1999
100,000 shares @ $1.00  Expires August 31, 1999
100,000 shares @ $2.00  Expires August 31, 2000

Said shares and Options to be distributed on a pro rata basis to Anything shareholders of record on August 20, 1998.

4. Engage J. Scott Sitra to contract Investor Public Relations and Management Consulting services for the company. For said contract services, Anything shall issue a total of 1,300,000 shares to whomever Sitra engages for said services.

5. Authorize Units comprising of one share of Anything Class A common stock and an Warrant to purchase on share of Anything Class A common stock for $3.00. Said Warrant shall expire twelve months after issue. Said Unit shall sell for $1.00 consideration and there will be no more than 200,000 Units issued.



  /s/  Cameron  B.  Yost
------------------------
Cameron  B.  Yost,  President
Banyan  Corporation

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